Exhibit 4.1

FOURTH AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

This FOURTH AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN (the “Plan”) is adopted by Dividend Capital Diversified Property Fund Inc., a Maryland corporation (the “Company”) pursuant to its charter (the “Charter”). In this Plan, unclassified shares of the Company’s common stock are considered one of the Company’s “classes” of common stock. Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.

1. Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who elect to participate in the Plan, the Company will apply all dividends and other distributions declared and paid in respect of the shares of the Company’s common stock (the “Shares”) held by each participating Stockholder (the “Dividends”), including Dividends paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such participating Stockholder to which such Dividends are attributable.

Additionally, as agent for the holders of partnership units (the “OP Units”) of Dividend Capital Total Realty Operating Partnership LP (the “Partnership”) who acquire such OP Units as a result of any transaction of the Partnership, and who elect to participate in the Plan (together with the participating Stockholders, the “Participants”), the Partnership will apply all distributions declared and paid in respect of the OP Units held by each Participant (the “Distributions”), including Distributions paid with respect to any full or fractional OP Units, to the purchase of Shares having the same class designation as the applicable class of OP Units for such Participant to which such Distributions are attributable.

2. Effective Date. The effective date of this Plan is July 23, 2012.

3. Procedure for Participation. Any Stockholder or holder of OP Units may elect to become a Participant by completing and executing the subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, the Partnership, the Dealer Manager or Soliciting Dealer. Participation in the Plan will begin with the next Dividend or Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Dividends or Distributions are paid by the Company or the Partnership, as the case may be. The Company may elect to deny participation in the Plan with respect to a Stockholder or holder of OP Units that resides in a jurisdiction or foreign country where, in the Company’s judgment, the burden or expense of compliance with applicable securities laws makes participation impracticable or inadvisable.

4. Suitability. Each Participant agrees that if such Participant fails to meet the then current suitability requirements for making an investment in the Company or cannot make the other representations or warranties as set forth in the Company’s most recent applicable prospectus or subscription agreement, enrollment form or other authorization form, such Participant will promptly so notify the Company in writing.

5. Purchase of Shares.

(a) Participants will acquire Shares under this Plan (the “Plan Shares”) from the Company at a price equal to the net asset value per Share applicable to the class of Shares purchased by the Participant, calculated as of the distribution date in accordance with the Company’s valuation policies and procedures. No selling commissions will be payable with respect to Shares purchased pursuant to this Plan. Participants in the Plan may also purchase fractional Shares so that 100% of the Dividends or Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares to the extent that any such purchase would cause such Participant to exceed the Aggregate Share Ownership Limit or the Common Share Ownership Limit as set forth in the Charter or otherwise would cause a violation of the Share ownership restrictions set forth in the Charter.

(b) Shares to be distributed by the Company in connection with the Plan will be supplied from: (a) Shares that are or will be registered with the Securities and Exchange Commission (the “Commission”) for use in the Plan, or (b) Shares purchased by the Company for the Plan in a secondary market (if available) or on a national stock exchange (if listed) (collectively, the “Secondary Market”).

(c) Shares purchased in any Secondary Market will be purchased by the Company at the then-prevailing market price for Shares of the class purchased, which price will be utilized for purposes of issuing Shares in the Plan. Shares acquired by the Company in any Secondary Market or Shares that the Company registers for use in the Plan may be at prices lower or higher than the Share price that will be paid for the Plan Shares of that class pursuant to the Plan.

(d) If the Company acquires Shares in any Secondary Market for use in the Plan, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available for Shares of the class acquired. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in any Secondary Market or to register Shares to be used in the Plan in the future, the Company is in no way obligated to do either, but may do so in its sole discretion.

6. Taxes. IT IS UNDERSTOOD THAT REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DIVIDENDS AND DISTRIBUTIONS. ADDITIONAL INFORMATION REGARDING POTENTIAL PARTICIPANT INCOME TAX LIABILITY MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE COMMISSION.

7. Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

8. Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide or cause to be provided to each Stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Dividend and/or Distribution payments and amounts of Dividends and/or Distributions paid during the prior fiscal year. In addition, the Company shall provide or cause to be provided to each Participant an individualized quarterly report at the time of each Dividend and/or Distribution payment showing the number of Shares owned prior to the current Dividend and/or Distribution, the amount of the current Dividend and/or Distribution and the number of Shares owned after the current Dividend and/or Distribution.

9. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering to the Company a written notice. Such notice must be received by the Company at least one business day prior to a distribution date in order for a Participant’s termination to be effective for such distribution date (i.e., a termination notice will be effective the day after it is received and will not affect participation in the Plan for any prior date). Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If the Company redeems a portion of a Participant’s Shares, the Participant’s participation in the Plan with respect to the Participant’s Shares that were not redeemed will not be terminated unless the Participant requests such termination pursuant to this Section 9. If the Company intends to list the Shares on a national stock exchange the Plan may be terminated and any balance in a terminating Participant’s account that does not reflect a whole number of Shares will be distributed to the terminating Participant in cash. From and after termination of Plan participation for any reason, Dividends and/or Distributions will be distributed to the Stockholder or holder of OP Units in cash.

10. Amendment or Termination of Plan by the Company. The Board of Directors may by majority vote (including a majority of the Independent Directors) amend the Plan; provided that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 days prior to the effective date of that amendment. The Board of Directors may by majority vote (including a majority of the Independent Directors) suspend or terminate the Plan for any reason upon 10 days’ notice to the Participants. The Company may provide notice under this Section 10 by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Commission or (b) in a separate mailing to the Participants.

11. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Company has been advised that, in the opinion of the Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

12. Governing Law. The terms and conditions of the Plan and its operation are governed by the laws of the State of Maryland.

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